CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            NAL FINANCIAL GROUP INC.

                  The undersigned, desiring to amend the Certificate of Incorporation of NAL Financial Group Inc., a Delaware corporation, pursuant to
Section 242 of the Delaware General Corporation Law, DOES HEREBY CERTIFY:


         FIRST: The Board of Directors of the Corporation, by unanimous written consent of its members, has duly adopted the following resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation:

         RESOLVED:  That Section 10 be amended to read as follows:

         10.      BOARD OF DIRECTORS:

                  (a) NUMBERS, ELECTIONS AND TERMS. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors of the Corporation shall be fixed from time to time by affirmative vote of a majority of the Directors then in office. The Directors, other than those who may be elected by the holders of any classes or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation after fiscal year 1996, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Election of directors need not be by written ballot unless so provided in the By-Laws of the Corporation.

                  (b) NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less then a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  (c) REMOVAL. Except as otherwise fixed by or pursuant to the provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office only for cause and only by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

                  (d) AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the consent of the Board of Directors shall be required to alter, amend or adopt any provisions inconsistent with or to repeal this Section 10.

         RESOLVED:  That a Section 14 be included to read as follows:

         14. AMENDMENTS TO CERTIFICATE OF INCORPORATION. Amendments to the Certificate of Incorporation of the Corporation shall require the affirmative vote of two-thirds of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote on any proposed amendment to the Certificate of Incorporation. Notwithstanding the foregoing, in the event that a resolution to amend the Certificate of Incorporation of the Corporation is adopted by the affirmative vote of at least eighty percent (80%) of the Board of Directors, approval of the amendment shall only require the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally on such amendment, voting together as a single class.

         SECOND: That a majority of the Stockholders have approved the above written amendments at a duly convened meeting in accordance with the provisions of Sections 211 and 222 of the Delaware General Corporation Law.

         THIRD: That the aforesaid Amendment shall be duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

         FOURTH: That this Amendment shall become effective upon its filing in the office of the Secretary of State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its Chief Executive Officer and Secretary, this 31st day of May, 1996.



                                            NAL FINANCIAL GROUP INC.

                                            By: /s/ Robert R. Bartolini
                                                -----------------------------
                                                    Chief Executive Officer


                                            By: /s/ JoAnn Woodside
                                                -----------------------------
                                                     Secretary